Filed Pursuant to Rule 424(b)(3)
Registration No. 333-275229

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 7, 2023)

AlphaTON Capital Corp

481,581 Ordinary Shares underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 7, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-275229), as amended most recently by the post-effective amendment filed on August 23, 2024, with the information contained in our current report on Form 6-K, furnished to the Securities and Exchange Commission on December 31, 2025 (the “December 31, 2025 Form 6-K”). Accordingly, we have attached the December 31, 2025 Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “ATON”. On January 27, 2026, the closing sale price of our Ordinary Shares as reported on Nasdaq was $0.598.

Investing in the securities offered in the Prospectus involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 9 of the Prospectus, and in the other documents that are incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state or non-U.S. regulatory body has approved or disapproved of the securities offered in the Prospectus or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 28, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of December, 2025

Commission File Number: 001-40086

AlphaTON Capital Corp

(Translation of registrant's name into English)

Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands, VG1110

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F [ X ]	Form 40-F [ ]

INCORPORATION BY REFERENCE

This report on Form 6-K (including any exhibits attached hereto) shall be deemed to be incorporated by reference into the registration statements on Form S-8 (File Nos. 333-275842 and 333-289199) and Form F-3 (File Nos. 333-286961, 333-290827, 333-291341 and 333-291921) of AlphaTON Capital Corp (including any prospectuses forming a part of each such registration statement) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

On December 30, 2025, AlphaTON Capital Corp (the “Company”) entered into that certain Settlement Agreement and Release (the “Settlement Agreement”), by and between the Company and DWF MaaS Limited (“DWF”). The Settlement Agreement resolves certain disputes over the rights and obligations related to that certain Treasury Management Agreement, dated as of August 25, 2025 (the “Treasury Management Agreement”), by and between the Company and DWF, pursuant to which the Company appointed DWF to manage and implement a portion of the Company’s TON treasury strategy.

On September 25, 2025, DWF subscribed for (i) 105,000 ordinary shares (the “Shares”) of the Company, no par value per share (the “Ordinary Shares”), and (ii) pre-funded warrants to purchase up to 2,513,240 Ordinary Shares (the “Pre-Funded Warrants” and together with the Shares, the “Repurchase Securities”), in exchange for consideration of USD1 $15,000,000, in each case pursuant to that certain Securities Purchase Agreement, dated as of September 2, 2025, by and between the Company and certain investors party thereto (including DWF). Also on September 25, 2025, pursuant to the terms of the Treasury Management Agreement, the Company and DWF entered into that certain Ordinary Share Issuance Agreement (the “Restricted Share Agreement”), pursuant to which the Company issued 160,000 Ordinary Shares (the “Restricted Shares”) to DWF, with such Restricted Shares vesting linearly over a three (3) year period from the date of issuance.

Pursuant to the Settlement Agreement, the Company agreed to: (i) purchase the Repurchase Securities from DWF for an aggregate amount of USD1 $15,000,000 (or whatever amount remains in the digital wallet used to fund the initial deposit pursuant to the Treasury Management Agreement); (ii) remove the vesting restrictions applicable to the Restricted Shares; and (iii) pay DWF USD $35,000. As part of the Settlement Agreement, the Company and DWF each agreed to a mutual full release of claims. Further, the Treasury Management Agreement and the Restricted Share Agreement shall be terminated and no longer enforceable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 31, 2025

ALPHATON CAPITAL CORP

By:	/s/ Wes Levitt
Wes Levitt
Chief Financial Officer